Exhibit 99

Final Transcript

CTG: CTG Third Quarter Earnings Conference Call

October 24, 2007/10:00 a.m. EDT

SPEAKERS

James Boldt – President and CEO

Brendan Harrington – CFO

ANALYSTS

Rick Dauteuil – Columbia Management

Bill Sutherland – Boenning Scattergood

PRESENTATION

Moderator	Ladies and gentlemen, we thank you for standing by and welcome you to the CTG Third Quarter Earnings Conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, James Boldt. Please go ahead. Ladies and gentlemen, give us one more moment please. Ladies and gentlemen, your host, Mr. James Boldt, has been added to the conference.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt

Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our Third Quarter 2007 Earnings Conference call. Joining me is our CFO, Brendan Harrington.

As you saw in our earnings release, our third quarter revenues were at the mid-point of our guidance. While before merger evaluation costs, net income increased by 34%, earnings per share was $0.07 at the high end of our guidance. Our higher margins solutions business continues to grow causing us to forecast an even greater increase in net income and EPS for the fourth quarter.

I’m going to talk more about our business and expectations in a minute, but first I’m going to ask Brendan to start us off with the review of our financial results, Brendan.

B. Harrington	Thanks, Jim. Good morning. Before I begin, I want to mention that statements made in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations and

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

predictions in the future are forward-looking statements. It’s important to note that the company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statement is contained in our news releases and from time to time in the company’s SEC filings.

For the third quarter of 2007 CTG’s revenues were $80.6 million, an increase of approximately $0.8 million compared to third quarter 2006. Net income of $0.9 million in the third quarter of 2007 increased by 10% from $0.8 million in the third quarter 2006. For the quarter, net income per diluted share was $0.06 and net income per diluted share excluding equity compensation was $0.07. These results include $0.3 million or $0.01 per diluted share that CTG recorded in costs primarily related to advisory fees incurred in the connection with its consideration of two unsolicited merger proposals from RCM Technologies.

Excluding these fees the operating income was $2 million in the third quarter of 2007, 12.6% higher than $1.7 million in the 2006 third quarter. And CTG’s net income was $1.1 million or $0.07 per diluted share, a 34% increase from 2006 third quarter net income of $0.8 million for $0.05 per diluted share.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

Net income and net income per diluted share before merger evaluation costs and equity based compensation expense for the 2007 third quarter was $1.3 million or $0.08 per diluted share, a 28% increase from $1 million or $0.06 per diluted share in the 2006 third quarter. Third quarter net income for both quarters includes an after-tax non-cash charge for equity compensation of approximately $0.01 per diluted share, which is excluded from net income before equity compensation.

The proportion of solutions revenue was approximately 32% of total revenue in the quarter compared to 31% in the third quarter of 2006 and 31% in the second quarter of 2007. Direct costs as a percentage of revenue were 77.3% in the quarter compared to 77.2% in the third quarter of 2006 and 77.6% in the second quarter of 2007.

Operating margin excluding merger evaluation costs was 2.4% of revenue in the third quarter 2007 compared to 2.2% in the third quarter of 2006.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

Revenue from IBM was $26.3 million in the third quarter 2007 as compared to $26.9 million in the third quarter of 2006. This year’s lower revenue from IBM primarily reflects a reduction in their external staffing requirements during the third quarter of 2006.

Quarterly revenue from our European operations was $17.5 million in the 2007 third quarter, a 23% increase from $14.3 million recorded in last year’s third quarter. Foreign exchange fluctuations counted for 9% of the 23% increase in our European revenues during the quarter.

The tax rate for 2007 third quarter was 38%. The expected tax rate for the 2007 full year is estimated to be between 38% and 40%.

The company had 3,400 employees at the end of third quarter 2007 of which approximately 88% are billable resources.

On the balance sheet our day sales outstanding decreased to 60 days from 61 days at the end of third quarter 2006 and our days sales outstanding decreased from 64 days at the end of the second quarter 2007.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

Our cash generated from operations was approximately $9.4 million in the quarter. We had $427,000 in capital expenditures and we recorded depreciation expense of $604,000.

During the third quarter of 2007 while adhering to SEC imposed volume limitations, we repurchased 234,000 shares of CTG common stock. The repurchases in the third quarter were made at an average price of $4.46 per share. We repurchased shares during the most recent self-imposed blackout period under our 10b5-1 plan and will continue to manage our repurchase program in the fourth quarter of 2007. Jim.

J. Boldt	Thanks, Brendan. Demand for staffing has been somewhat inconsistent this year and is very different from client to client. Overall, client demand for staffing gradually improved during the third quarter. For the rest of the year, we expect that staffing demand will continue to increase.

As to our solutions business, we continue to make additional investments in our healthcare business in the third quarter of the year. In 2007 we’re investing in expanded offerings, more healthcare sales territories and additional sales staff in order to capitalize on our leading market position and the many opportunities in the healthcare market. Our proposal

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

activity in our healthcare vertical has been robust and we’re expecting to see a continuation of that trend in the fourth quarter of 2007 and throughout 2008.

With respect to the national healthcare system project in the U.K., the project continues to progress at a slower than expected pace, due to limitations of the existing version of the software. We do, however, anticipate that we’ll be able to place additional staff on the project when a new version of the software being utilized in the region that we’re supporting is available for implementation next year.

As to the fourth quarter of 2007, we’re forecasting revenues in the range of $83 million to $85 million, 6.4% to 9% higher than last year’s fourth quarter. Given the revenue forecast, we expect that our fourth quarter net income before merger evaluation costs will be in the $0.08 to $0.10 per diluted share range and that EPS also excluding equity compensation to be in the $0.09 to $0.11 per diluted share range.

As for the full year we believe that CTG’s 2007 revenues will be in the range of $324 million to $326 million. We expect that before merger evaluation costs, net income in 2007 will be in the $0.27 to $0.29 per

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

diluted share range, 29% to 38% above 2006. That also excluding equity compensation, diluted EPS will be in the range of $0.31 to $0.33, also an increase of 29% to 38% above 2006.

To sum it up from a profitability perspective, our third quarter operating performance was a little bit better than we expected. Going forward we anticipate that there are additional solutions projects particularly in our healthcare vertical that’ll benefit earnings in the fourth quarter of 2007 and into 2008.

With respect to where we are in on our ongoing transition to higher margins solutions business, we’re on target with our goals for 2007. On our first quarter conference call of this year in a response to a question about our fourth quarter operating margins, we said that by the fourth quarter of 2007 we expected that our increase in mix of solutions business would bring operating margins to around 3% in EPS to $0.09 per share. That’s the mid point of our current guidance. We’re right where we expected to be in at this point in time.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

Looking forward into 2008, we expect that our improving mix of more profitable solutions business is going to continue to drive higher margins and operating profits throughout next year.

With that, I’d like to open the call for questions if there are any. Operator, would you please manage our question and answer period?

Moderator	Please allow a few moments before the first question. Our first question is from Rick Dauteuil of Columbia Management. Please go ahead.

R. Dauteuil	Good morning. Actually it’s a little bit into the detail of your guidance for the fourth quarter. You referenced ongoing M&A potential charges. Is there anything ongoing with respect to the RCM proposal?

J. Boldt	We haven’t heard anything from them since they publicly announced their proposal over nine weeks ago. We did, however, engage people to advise us who are on retainers, so there will be some costs in the fourth quarter. But it’s difficult to estimate what that’s going to be.

R. Dauteuil	Okay, anything that you’ve set out here relates to RCM, it’s not related to any other activity right?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	That is correct.

R. Dauteuil	Okay. That’s all I have right now.

J. Boldt	Okay.

Moderator	Thank you. Our next question is from Bill Sutherland of Boenning Scattergood. Please go ahead.

B. Sutherland	Interesting. I haven’t heard Scattergood before. Gentlemen, a couple of housekeeping—I’m sorry, Brendan, I didn’t hear the solutions percentage of revenue.

B. Harrington	It was 32% in the quarter.

B. Sutherland	And that was comparing to what?

B. Harrington	It’s 31% from last year and 31% from second quarter this year.

B. Sutherland	What was the percentage growth for solutions and for staffing?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

B. Boldt	For the first nine months of the year, solutions is up 6%. Staffing is actually down 3%. That’s primarily because of the IBM cutback last year.

B. Sutherland	And in your forecast for Q4, roughly kind of what proportions you look for as far as growth in those two sectors?

B. Boldt	I think in the fourth quarter, we could reach a double-digit growth in the solutions business in the fourth quarter and staffing is probably going to be more flat top just a little bit. That’s pretty much what we’re projecting actually going forward. What we’ve done really is we are definitely supporting all the customers that we have in staffing and we want to do that going forward. But we’ve stopped trying to go out and get brand new staffing customers, and we’ve taken that money instead and devoted it into the solutions business.

B. Sutherland	I want to get back to healthcare, but I want to get one little housekeeping thing. Did you give head count?

B. Harrington	Yes. That was 3,400 at the end of the quarter, Bill.

B. Sutherland	That’s total?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

B. Harrington	Right.

B. Sutherland	So the total is 85%.

B. Harrington	About 88% are available.

B. Sutherland	Sorry. Jim, I’d love to get more color on the initiatives in healthcare, both the salesforce expansion and the service offering, where that’s focused and maybe the split between outsourcing and consulting and etc.

J. Boldt	In terms of the salesforce, we’re expanding geographically. Actually, the number of our healthcare is divided into three parts. It’s the provider, the payer and the life sciences. Investment dollars that we’re talking to are going in primarily to the provider and payer sectors, so the hospitals and the health insurance companies.

In the provider area, for instance, we will have doubled our Salesforce, actually. So we’re expanding geographically in that area to sell some of the solutions we’ve developed over the years. In addition to that, though, we are concentrating on newer solutions that we’ve developed or are still developing, actually, right now.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

One of the areas that I think is of great potential to us is electronic medical records. Our electronic medical record revenues have probably—they’ve almost doubled in 2007 from 2006. They’ll be just about 5% of our total revenues this year. They’re about half of that the year before and then only a third in 2005 of what we did in 2006. And so far, those are primarily systems that either hospitals use or practice groups use, so it’s not the community wide systems that are about to come. So electronic medical records systems whether they’re for the hospital or a community, now and going forward, I think are going to be a growing part of our business.

We’re also doing for some of the RHIO’s, some of the first kind of community wide projects. For instance, we’re doing an e-prescribing application that it will allow a physician to prescribe electronically and when he does that, the system will actually give him alternatives as to if he puts in a brand name for instance. There’ll be other alternatives that pop up, generic drugs, etc. that might have the same effect, but are obviously cheaper in cost. So that’ll be another area starting with RHIO’s and of course, they’re starting to look at electronic medical record systems. But while we’ve done strategic planning, etc., I think the larger revenue numbers from that are probably at least a year off before we actually see communities start to put those systems in.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

B. Sutherland	And these are traditional implementations with a little bit of maintenance on-going?

J. Boldt	I expect that they would, but there are no communities that I’m aware of that have them. So the electronic medical records work that we’re doing now is really some of the hospital packages, for instance, that we have a history of installing, so like EPIC or Serna, for instance. Going forward it’s yet to be determined what communities are going to use for their systems, whether they’ll use one of those systems and even the veterans system, which has been up and running for a number of years is under consideration in some places.

Another area for the health insurers that is increasing is FACETS. FACETS is the ERP system for health insurance companies. It’s designed specifically for them. If you will, it’s the SAP—what SAP is to manufacturing, FACETS is to health insurance.

B. Sutherland	Is that an acronym? FACETS?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	Yes, it’s F-A-C-E-T-S. I’m sure it is, but it’s been around for awhile. I don’t remember what the acronym IS for. It’s TriZetto is the software company that makes it. And more and more of the payers are going to FACETS and increasing the use of FACETS. It’s excellent in terms of auto adjudication and it’s tied in. It has automatic interfaces into really strong databases, work Sybase, etc. So they’re either redoing their systems, expanding their systems or implementing FACETS. That’ll be another area that I think is going to be very attractive for us going forward.

B. Sutherland	Do you have a nationwide footprint now as far as the provider salesforce?

J. Boldt	Absolutely. We always had one. I think what’s really happening is we’re having more salespeople that are just specializing in healthcare. So more and more, we added another one yesterday. We’re adding salespeople that are strictly healthcare salespeople to health insurance. On the provider’s side, we’ve always had a national presence. What we’re doing now is in certain cities, where you could probably put—if you have one salesperson, large metropolitan areas, you probably could use three salespersons, people, there’s so much business there.

B. Sutherland	They’re traditional quota bearing types of salespeople.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	Yes.

B. Sutherland	You were at 25% of revenue in healthcare in Q2. Is that up a bit?

J. Boldt	I think that’s about the same, perhaps, in total of where we’ve been running in the last couple of quarters.

B. Sutherland	Okay and that’s all solutions.

J. Boldt	No. The healthcare, as I said, has three components. In total, 75% of healthcare is solutions, 25% is staffing. The provider and payer markets are almost 100% solutions. Most of the staffing is in the life sciences.

B. Sutherland	Okay. I remember you had an offering for life sciences. It was the trail—

J. Boldt	Twenty-one—?

B. Sutherland	Yes. Exactly.

J. Boldt	Yes. We still do it. It’s a testing and validation.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

B. Sutherland	Right. Testing and validation. Right. But that’s mostly—you do that with staffing?

J. Boldt	We do it both. We will take down a project, but many of the large pharmaceutical companies want to control the deliverables because of the sensitivity.

B. Sutherland	Okay. And where are the margins running right now for staffing and solutions? And that’ll be my last question for the moment.

J. Boldt	Okay. In total the staffing margins are running around 3%. A couple of years ago, we had kind of changed where we thought that those margins would come out long-term. Originally around 2001, we said that we thought 5%. When we got a larger mix of strategic staffing, which obviously has a lower margin, we changed our guidance going forward to around 3% for staffing. So the staffing margins are running where they should be about 3%.

The solutions margin should run over 10%. At the moment they’re running in the 6% to 7% range. They’re a little bit lower because of the investments we’re making. When you add new salespeople, it takes

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

awhile before they can sell a solution. For many of the offerings that we have, it’s a 6 to 12 month actual sales cycle, so you have to make an investment before you get a return. And even creating the new offerings, we have a lot of billable people who eventually will be billable, but currently are working on just developing solutions. So they’re more of an overhead expense.

The other factor I guess in going forward that is somewhat of a drag currently on our margins, we had said that we expect to get to about 6.5% margin once we get back to a 50/50 mix in our business, 50% at 3% staffing, 50% at 10% for the solutions. In addition to the mix shift, the company we were forecasting would be larger, probably about $100 million larger than we are today. So our overhead, which has a considerable amount of what we think of as fixed costs maybe not the economic term for fixed cost, but will lower itself by about 1% going forward. So if you wanted to do the calculation, if you take 70% at 3% and around 30% at 6% to 7% and then subtract the 1% that is going to come in the future as we grow, you should come up to around the 3%.

B. Sutherland	But that’s your seasonally strong quarter. You don’t drop below 3% first part of next year, won’t you?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	The fourth quarter of the year is our second best quarter, actually. The second quarter is the best; the fourth quarter is the second best, then the third quarter, then the first. First is going to have less days next year, plus we have some expenses that only happen in the first quarter of the year, our audit fees for instance.

Looking forward into next year, we’re right about where we thought we were going to be this year. If you exclude the merger evaluation costs, this year’s operating income will come out to be about 2.4%. I think that next year, we’ll probably increase that by about a percent. So it’ll probably go up to about 3.4% next year.

B. Sutherland	Last question is, describe your outsourcing practice right now. How much are you doing there and what’s the focus?

J. Boldt	We still have kind of a reasonable amount of outsourcing that changed very much over the year. For instance, the outsourcing year-to-date was about 7.5% of our total revenue. The change has been that as more and more companies have taken the traditional outsourcing offshore, and we do have some of that, we’ve focused more on transitional outsourcing.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

When a customer decides that they’re going to go to a new package, let’s say in healthcare, they have to train their IT people up on the new package. And the best way to do that is have them involved in the implementation. So we will go in behind them and do a transitional outsourcing to outsource the legacy systems for a couple years, two to three years, while they move their people over to the development of their new applications.

So we tend to focus more on transitional outsourcing because of the fact that it’s a shorter period of time, and it just isn’t economical really often to take it offshore. When you do the transition to get it offshore, it’s somewhat costly. You’ll save money in the long run with the first run, first year often costing you a fair amount of money. So most transitional outsourcing, particularly if it’s only for two or three year period, is done in the United States.

B. Sutherland	Thanks, Jim.

J. Boldt	Okay. Thank you.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

Moderator	We do have a follow-up question from the line of Rick Dauteuil. Your line is open.

R. Dauteuil	We talked a lot about the healthcare vertical. I think some of the other areas of focus, one of which was security, maybe you can address the growth prospects in some of the other verticals that you had been investing in.

J. Boldt	Security we think is still a very attractive offering for us. In our pipeline currently, we actually have a lot. I don’t think we’ve ever had more in terms of security opportunities going forward.

The other area that we mentioned is testing. We’d invested in testing for the healthcare, but also the general practice. Testing has been growing at a rapid rate, clearly a double-digit rate. And we see that probably accelerating going forward, particularly as we get more involved in FACETS, installing version upgrades for FACETS require a lot of testing and we have an expertise in that particular niche.

R. Dauteuil	Okay. As you mentioned in healthcare, you said you were investing in people. Are you doing that in these areas still?

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	We are, but they’re somewhat combined to be honest with you. For instance, the FACETS testing is in the healthcare vertical. So that’s definitely an area we’re definitely testing in, but it’s also focused on healthcare.

R. Dauteuil	Okay and maybe there must be something that’s contracting at the same time. I don’t know how big manufacturing is at this point, but is that declining?

J. Boldt	I don’t think it’s declining so much as it’s just kind of the all over category. It’s still around 25% of our total business and it’s not dropping. It’s not going up as much as the rest of the business. It’s just kind of stable.

R. Dauteuil	Okay. If you were to complete the buyback, would the balance sheet where it is today, can we be comfortable that you’re still committed to buying the stock at levels like we’ve seen recently?

J. Boldt	If we complete the buyback, would we continue to buy back stock?

R. Dauteuil	Right.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

J. Boldt	Absolutely. Given what we think our earnings growth is going to be going forward, the stock is at a very attractive level. We’ve been doing this for a couple of years now, and we still haven’t increased our debt really. Actually, our average daily debt has been dropping over the last couple years, so we think we can effectively buy back stock. We have more than enough cash flow coming in from operations to finance it, and it’s cheap. It’s the best investment we can make at the moment.

R. Dauteuil	Were there any blocks in the 234,000 you repurchased, or was it pretty much just retail flow?

J. Boldt	I think it was mostly retail flow, but maybe I’ll ask Brendan answer that particular question. I think there was one small block, maybe 30,000 shares at the beginning.

B. Harrington	Yes. One block of 30,000. It’d be 31,000 at the beginning of the quarter.

J. Boldt	You know the problems that we have with that is that every day if we buy one share of retail, we’re precluded from buying a block. So if a block becomes available, it trades during the day before we have a chance to bid on it. It’s just the SEC rules.

CTG

Host: James Boldt

October 24, 2007/10:00 a.m. EDT

R. Dauteuil	Right. Okay. Thank you.

J. Boldt	Thanks, Rick.

Moderator	There are no further questions from the phone lines at this time. Please continue.

J. Boldt	I’d like to thank you for your continued support and for joining us this morning. Have a great day.

Moderator	Ladies and gentlemen, this conference will be available for replay after 11:45 a.m. eastern today through October 27th. You may access the AT&T Teleconference Replay System at anytime by dialing 1-800-475-6701 and entering the access code 853904. International participants dial 320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.